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                                                                    EXHIBIT 3.9


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF DESIGNATIONS,

                            PREFERENCES AND RIGHTS OF

                     SERIES A CONVERTIBLE PREFERRED STOCK OF

                            INTERACTIVE TELESIS INC.

       The undersigned officer of Interactive Telesis Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Amendment of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, originally filed with the office of the Secretary of State of the State of Delaware on January 30, 2001, (the "SERIES A CERTIFICATE OF DESIGNATIONS"), and does hereby state and certify that:

       1. No shares of Series A Preferred Stock have been issued.

       2. Pursuant to the authority expressly vested in the Board of Directors of the Corporation by its Certificate of Domestication, as amended, originally filed with the office of the Secretary of State of the State of Delaware on September 23, 1996, the Board of Directors of the Corporation duly adopted the following resolution:

       RESOLVED, that the Series A Certificate of Designations is hereby amended as follows:

       Section 1 of Article II shall be deleted in its entirety and the following shall be substituted therefor:

              "1. RANK. The Series A Preferred Stock shall, with respect to dividend rights and with respect to rights upon liquidation, winding up or dissolution, rank pari passu with the Series B Preferred Stock and prior in right to (a) each class of common stock of the Corporation (the "Common Stock"), (b) any series of preferred stock hereafter created (other than the Series B Preferred Stock) and (c) and other equity interests (including, without limitation, warrants, stock appreciation rights, phantom stock rights, profit participation rights in debt instruments or other rights with equity features, calls or options exercisable for or convertible into such capital stock or equity interests) in the Corporation that by its terms ranks junior to the Series A Preferred Stock (all of such classes or series of capital stock and other equity interests, including, without limitation, all classes of Common Stock of the Corporation, are collectively referred to as "Junior Securities")."

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       3. The foregoing amendment was duly adopted by the holders of Series A
Preferred Stock and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware and the Certificate of Incorporation of the Corporation.

       IN WITNESS WHEREOF, Donald E. Cameron, Chief Executive Officer of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has signed this Certificate of Amendment as of this _____ day of March 2001.

                                         INTERACTIVE TELESIS INC.



                                         By:
                                              -----------------------------
                                              Donald E. Cameron,
                                              Chief Executive Officer